                                                                    EXHIBIT 10.2

January 31, 2003

Douglas S. Harrington, M.D.
906 Camino Ibiza
San Clemente, CA  92672

Dear Doug,

        The purpose of this letter is consolidate into one document our agreement as to the terms of the discontinuation of your employment by ChromaVision Medical Systems, Inc. (the "Company") and to modify those terms as set forth below. Except as set forth in Sections 5 and 6, this letter completely supersedes the letters dated December 30, 1996 (including Attachment A thereto), and January 10, 2001 from the Company to you relating to the terms of your employment.

        1. Employment. Your employment by the Company shall terminate effective at 5 p.m. on the date this letter agreement is approved by the Board of Directors of the Company pursuant to Section 5.

        2. Amendment of Severance Benefits. In lieu of all of the severance benefits provided in the December 30, 1996 and January 10, 2001 letter agreements referred to above, the Company will do each of the following:

                (a) issue to you 68,000 shares of Common Stock under the Company's 1996 Equity Compensation Plan (subject to the restrictions provided below) as soon as practicable after the date that this letter agreement is approved by the Board of Directors of the Company pursuant to Section 5 and

                (b) pay to you an aggregate of $150,000 as follows:

                ~ $37,500 within ten days after this letter agreement is approved by the Board of Directors of the Company pursuant to Section 5;

                ~ $37,500 on or before each of April 30, 2003, August 30, 2003 and December 31, 2003.

                (c) allow your options (excluding those terminated pursuant to Section 3 below) to continue to vest and become exercisable in accordance with their terms for 24 months after the date of termination of your employment (December 31, 2002), except (for all such options referred to in this clause (c)) to the extent that any such options expire in accordance with their terms or terminate in accordance with their terms (or the terms of the plan under which they were issued) because of a change in control or other event which causes all options outstanding under that plan to terminate;

                (d) subject to the conditions set forth below, allow all of your options (excluding those referred to in Section 3 below) to continue to vest and be exercisable for an additional 24 months after the expiration of the 24 month period referred to in (c) above, except (for all such options referred to in this clause (d), to the extent that any such options expire in accordance with their terms or terminate in accordance with their terms (or the terms of the plan under which they are issued) because of a change in control or other event which causes all options under the plan to terminate.

        The shares of Common Stock to be issued to you pursuant to (a) above shall be subject to the restriction that you shall not be permitted to sell, transfer, pledge, assign or otherwise encumber the shares for a period of 30 days after they are issued to you. As required by the Company's 1996 Equity Compensation Plan, (i) the certificate evidencing the shares will be held in the custody of the Company until the expiration of the 30 day period referred to above, (ii) the certificate will bear the legend referring to this restriction required by the 1996 Equity Incentive Plan and (iii) concurrently with signing this letter you are delivering to the Company a stock power endorsed in blank with respect to the shares to be evidenced by the certificate. Promptly after the expiration of the 30 day period referred to above, the Company will instruct the Transfer Agent for its Common Stock to cancel the legended stock certificate held in its custody and to deliver to you an unlegended certificate for the same number of shares registered in your name. The shares are being issued in consideration of the change in the severance benefits provided for in this letter from those in the letter agreements dated December 30, 1996 and January 10, 2001 referred to above.

        The benefits referred to in (d) above are contingent on your execution and delivery to the Company of a General Release and Agreement in the form of Exhibit A to this letter and your not rescinding the General Release and Agreement. You will have 21 days following the date of termination of your employment in which to consider the General Release and Agreement, although you may execute it at any time during the 21 day period. Please note that the General Release and Agreement has a rescission period of seven days.

        The benefits referred to in (d) above are also contingent on your not soliciting any employee of the Company for employment, independent contractor or other service arrangement with another business and your not competing with the Company, in each case during the 48 month period referred to in clauses (c) and
(d) above. For purposes of the foregoing, you will be deemed to be competing with the Company if you are personally involved in (i) the marketing or sales of equipment or systems used for slide-based, microscopic, brightfield or florescence cell-based imaging for laboratory purposes for any person or entity other than the Company or (ii) the scientific, engineering, software-development or other technical aspects of efforts to provide or develop any such equipment or systems for any person or entity other than the Company.

        Nothing in this Agreement is intended to or shall limit your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

        3. Termination of Options. Concurrently with your execution and delivery of this Agreement all outstanding stock options held by you having an exercise price of $9.25 per share or more are being terminated. Your execution of this letter constitutes your agreement to the termination of those options.

        4. Employment Taxes. By signing this letter you acknowledge that the Company will continue to treat you as an employee for purposes of paying the benefits under this letter. All such payments are subject to such taxes and withholding requirements as may be imposed by applicable law.

        5. Need for Board Approval. Both parties acknowledge and agree that their rights and obligations under this letter agreement are subject to the condition that this letter agreement be approved by the Board of Directors of the Company. If this letter agreement has not been so approved by 5 p.m. Pacific Standard Time on February 28, 2003, this letter agreement and the General Release and Agreement (if executed and delivered by you as provided above) shall automatically terminate and be of no further force or effect. Without limiting the generality of the foregoing, if this letter agreement is not approved by the Board of Directors of the Company by February 28, 2003, you and the Company will continue to have your respective rights and obligations under the December 30, 1996 and January 10, 2001 letters relating to the terms of your employment.

        6. Entire Agreement. If executed by you, this letter will constitute the entire agreement between you and the Company with respect to your employment and the termination thereof and (subject to Section 5 above) will supersede in their entirety the letter agreements between you and the Company dated December 30, 1996 and January 10, 2001 except that Section 8 (Indemnification) of the December 30, 1996 letter agreement will continue to apply as if incorporated verbatim in this letter agreement and Sections 9 (Arbitration) and 10 (Attorney Fees) of that letter agreement shall apply to this letter agreement. This letter agreement may not be amended or supplemented except in a written document signed by you and the Company.



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

        If this letter correctly sets forth the agreement between you and the Company, please execute this letter in the place indicated below.

        Yours very truly,

CHROMAVISION MEDICAL SYSTEMS, INC.


By
  --------------------------------------
  Carl W. Apfelbach
  President and Chief Executive Officer

AGREED:

----------------------------------------
DOUGLAS S. HARRINGTON, M.D.


Dated:  January __, 2003

                                                                       EXHIBIT A

                          GENERAL RELEASE AND AGREEMENT

NOTICE:

        Various state and federal laws, including the Civil Rights Act of 1964 and 1991 and the Age Discrimination in Employment Act, prohibit employment discrimination based on age, sex, race, color, national origin, religion, disability and veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), the Department of Labor and state civil rights agencies.

        If you sign this General Release and Agreement and accept the agreed-upon special termination benefits described in Section 2(d) of the letter addressed to you which accompanies this release, you are giving up your right to file a lawsuit pursuant to the aforementioned federal, state and local laws in local, state or federal courts against ChromaVision Medical Systems, Inc. and its affiliates, as defined in the General Release and Agreement (the "Releasees,") with respect to any claims relating to your employment or termination therefrom which arise up to the date this Agreement is executed.

        By signing this General Release and Agreement you waive your right to recover any damages or other relief in any claim or suit brought by or though the Equal Employment Opportunity Commission or any other state or local agency on your behalf under and federal or state discrimination law, except where prohibited by law. You agree to release and discharge each Releasee not only from any and all claims which you could make on your own behalf but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against a Releasee may arise, in whole or in part, from any event which occurred as of the date of this Agreement. You agree to pay for any legal fees or cost incurred by any Releasee as a result of any breach of the promises in this paragraph. The parties agree that if you, by no action of your own, become a mandatory member of any class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by a Releasee as a result.

        We encourage you to discuss the following release language with an attorney prior to executing this Agreement. In any event, you should thoroughly review and understand the effect of the release before acting on it. Therefore, please take this release home and consider it for up to twenty-one (21) days before you decide to sign it.

                          GENERAL RELEASE AND AGREEMENT

        This GENERAL RELEASE AND AGREEMENT (hereinafter the "Release") is made and entered into as of this __________ day of ______, 2003, by and between CHROMAVISION MEDICAL SYSTEMS, INC. (the "Company") and Douglas S. Harrington, M.D. ("Employee").

        1. Background. The parties hereto acknowledge that this Release is being entered into pursuant to the terms of the Letter Agreement, dated January __, 2002 (the "Letter Agreement"), between the Company and Employee. As used in this Release, any reference to the Company shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns, as well as all Company affiliates, subdivisions, subsidiaries and parents, including without limitation Safeguard Scientifics, Inc. and its subsidiaries (collectively, the "Company Affiliates") and their respective past, present and future directors, officers, employees, consultants, attorneys, insurers, agents and assigns; and any reference to Employee shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents and assigns.

        2. General Release.

                (a) Employee, for and in consideration of the additional special separation benefits offered to him or her by the Company specified in the Letter Agreement that accompanies this Release, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and the Company Affiliates, of and from any and all causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have or which his or her heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his or her employment with the Company and/or the Company Affiliates to the date of this Release, and particularly, but without limitation, any claims arising from or relating in any way to his or her employment or the separation of his or her employment relationship with the Company, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., ("Title VII"), the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. ("the ADEA"), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq. ("ADA"), the Employee Retirement Income Security Act of 1974, 29 U.S.C. Section 301, et seq., as amended ("ERISA"), and any and all other federal, state or local laws, and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs.

                (b) By signing this Release, Employee represents that Employee has not commenced any proceeding against the Company or any Company Affiliate in any forum (administrative or judicial) concerning Employee's employment.

                (c) Employee agrees and covenants not to sue or to bring, or assign to any third person, any claims or charges against the Company or any Company Affiliate with respect to any known matter arising before the date of this Release or covered by this Release and not to assert against the Company or any Company Affiliate in any action, grievance, suit, litigation or proceeding any known matter before the date of this Release or covered by this Release. Employee agrees that in the event of a breach of any covenant of this Release by Employee, the Company or any Company Affiliate damaged as a result of such breach shall be entitled to recover attorneys' fees and costs in an action relating to such breach, in addition to compensatory damages.

                (d) Anything herein to the contrary notwithstanding, neither party is released from any of his, her or its obligations under this Release or the Letter Agreement, and each party confirms that such obligations are the only obligations of the Company or its affiliates in connection with the cessation of Employee's service with the Company.

                (e) Employee acknowledges that this Release extends to all causes of action, suits, debts, claims and demands referred to in (a) above, known or unknown, suspected or unsuspected. By signing this Release, Employee expressly waives all rights under Section 1542 of the California Civil Code, which reads in full as follows:

                "A General Release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

                (f) By signing this Release and the Letter Agreement and by making the payments and providing the benefits contemplated by the Letter Agreement, the Company does not admit any liability, wrongdoing or fault and expressly denies any such liability, wrongdoing or fault.

        3. Confidentiality; Non-Disparagement.

                (a) Except to the extent required by law, including SEC disclosure requirements, the Employee and the Company each agrees to keep the terms of this Release confidential, except that Employee may advise his or her family and confidential advisors and the Company may advise its directors and those officers who have a legitimate need to know.

                (b) Employee will not at any time knowingly reveal to any person or entity any of the trade secrets (as that term is defined in the California Uniform Trade Secrets Act and referred to below as "Trade Secrets") of the Company or the Company Affiliates or of any third party which the Company is under an obligation to keep confidential (including but not limited to Trade Secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), and Employee shall keep secret all Trade Secrets of the Company and those of Company Affiliates and shall not use or attempt to use any such Trade Secrets in any manner which injures or causes loss or may reasonably be calculated to injure or cause loss whether directly or indirectly to the Company or the Company Affiliates. These restrictions contained in this sub-paragraph (b) shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of Employee; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company or the Company Affiliate; or (iv) information that may be required by law or an order of the court, agency or proceeding to be disclosed; provided, Employee shall provide the Company notice of any such required disclosure once Employee has knowledge of it and will help the Company at the Company's expense to the extent reasonable to obtain an appropriate protective order.

                (c) Employee represents that Employee has not taken, used or knowingly permitted to be used any notes, memorandum, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company, the Company Affiliates or their partner companies or concerning any of its dealings or affairs otherwise than for the benefit of the Company or the Company Affiliates. Employee shall not, after his or her termination of his or her employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, the Company Affiliate or client of the same, as the case may be, and that immediately upon the effectiveness of Employee's resignation from employment, Employee shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

                (d) In accordance with normal ethical and professional standards, the Company and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that the Company's obligation under this paragraph extends only to the conduct of the Company's senior officers. The only exception to the foregoing shall be in those circumstances in which Employee or the Company is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

        4. General.

                (a) Employee understands that this Release is revocable by Employee for a period of seven (7) days following execution of the Release. This Release shall not become effective or enforceable until this seven (7) day revocation period has ended. In the event that this Release is revoked by Employee, Employee acknowledges his understanding that the provisions of Section 2(d) of the Letter Agreement will not be effective but that all of the other provisions of the Letter Agreement will be effective.

                (b) Employee has carefully read and fully understands all the provisions of the Notice and the Release which set forth the entire agreement between Employee and the Company, and Employee acknowledges that Employee has not relied upon any representation or statement, written or oral, not set forth in this document.

                (c) Employee agrees that any breach of this Release or corresponding Letter Agreement by Employee will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

                (d) No term or condition set forth in this Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and a duly authorized officer of the Company.

                (e) Any waiver by the Company of a breach of any provision of this Release shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

        IN WITNESS WHEREOF, the parties have executed this Release as of the date written above.


Dated:
      -------------------------        -----------------------------------------
                                            DOUGLAS S. HARRINGTON, M.D.

                                       CHROMAVISION MEDICAL SYSTEMS, INC.
Dated:
      -------------------------

                                       By:
                                          --------------------------------------
                                          Title: President
                                                 and Chief Executive Officer